Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT effective as of the 1st day of January, 2006, by and between AIRBEE WIRELESS, INC. (the “Corporation”), a Delaware corporation, and E. Eugene Sharer, residing at 1816 John Hancock Court, Williamsburg, VA 23185 (the “Executive”).
W I T N E S S E T H :
WHEREAS, the Corporation has been formed as of August 9, 2002, and
WHEREAS, Executive is experienced in the technology industry; and
WHEREAS, Executive has fulfilled his prior employment agreement dated August 16, 2002 and which terminated on December 31, 2005; and
WHEREAS, the Corporation desires to enter into this Employment Agreement in order to assure itself of the service of Executive, and Executive desires to accept employment with the Corporation, upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:
     1. Employment of Executive. The Corporation hereby employs Executive as its President and Chief Operating Officer (COO) to perform the duties and responsibilities incident to such position, subject at all times to the control and direction of the Board of Directors of the Corporation (the “Board”).
     2. Acceptance of Employment; Time and Attention. Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder, he will devote substantially all his time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation, and will perform the duties and responsibilities assigned to him pursuant to Paragraph 1 hereof, subject, at all times, to the direction and control of the Board. As an executive officer, Executive shall perform such specific duties and shall exercise such specific authority related to the management of the day-to-day operations of the Corporation consistent with his position as President as is normally associated with the position of COO of a company (consistent with the governing documents of the corporation) and also as may be assigned to Executive from time to time by the Board. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish. During the period of his employment hereunder, Executive shall not, directly or indirectly, accept employment or compensation from, or perform services of any nature for, any business enterprise other than the Corporation. Executive shall be elected to such offices of the Corporation as may from time to time be determined by the Board. During the period of Executive’s employment hereunder, he shall not be entitled to additional compensation for serving in any offices of the Corporation to which he is elected or appointed.
     3. Term. Except as otherwise provided herein, the term of Executive’s employment hereunder shall commence as of the date of this Agreement and shall terminate on the 31st day of December, 2008.
     4. Compensation. As compensation for his services hereunder, the Corporation shall pay to Executive a base salary at the rate of $170,000 per annum payable in equal installments no less frequently than monthly. Additionally, Executive shall be eligible for stock options and bonuses as set forth as set forth from time to time by the Board. All compensation paid to Executive shall be subject to withholding and other employment taxes imposed by applicable law. Executive’s base salary may be increased but not decreased during the Term.
     5. Additional Benefits. In addition to such base salary, Executive (and his family) shall be entitled to participate, to the extent he is (and they are) eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, medical service, stock option, bonus or other employee benefit plan available to the executive officers of the Corporation that may be in effect from time to time during the period of Executive’s employment hereunder. The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan.
     6. Reimbursement of Expenses. The Corporation shall promptly reimburse Executive in accordance with applicable policies of the Corporation for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Corporation, upon the submission to the Corporation of appropriate receipts or vouchers. .
     7. Facilities and Personnel. Executive shall be provided with (or reimbursed for) an office, secretarial services and such other facilities, supplies, personnel and services as shall be required or reasonably requested for the performance of his duties hereunder.
     8. Personal Time Off (PTO). Executive shall be entitled to 4 weeks of PTO in respect of each 12-month period during the term of his employment hereunder, such PTO to include time off for sickness, personal business, vacation which is to be taken at times mutually agreeable to Executive and the Board. Payment for such PTO is included in Executive’s base salary.
     9. Restrictive Covenant. In consideration of his employment hereunder, Executive agrees that during the period of his employment hereunder and for two years thereafter, he will not (a) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged in any other business in which the Corporation is engaged as of termination, (1) in all locations in which the Corporation is doing business, and (2) in all locations in respect of which the Corporation is actively planning for and/or pursuing a business opportunity; (b) for himself or on behalf of any other person, partnership, corporation or entity, call on any customer of the Corporation for the purpose of soliciting, diverting or taking away any customer from the Corporation (1) in all locations in which the Corporation is doing business, and (2) in all locations in respect of which the Corporation is actively planning for and/or pursuing a business opportunity, or (c) induce, influence or seek to induce or influence any person engaged as an employee, representative, agent, independent contractor or otherwise by the Corporation, to terminate his or her relationship with the Corporation. Nothing herein contained shall be deemed to prohibit Executive from (x) investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and Executive’s holdings therein represent less than 2% of the total number of shares or principal amount of the securities of such issuer outstanding, or (y) owning securities, regardless of amount, of the Corporation.
     Executive acknowledges that the provisions of this Paragraph 9 are reasonable and necessary for the protection of the Corporation, and that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible. In the event that any provision of this Paragraph 9, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.
     10. Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Corporation all information, knowledge and data relating to or concerned with its operations, sales, business and affairs, and he shall not, at any time, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation (unless the Corporation no longer treats such information as confidential) other than to the Corporation or its designees and employees or except as may otherwise be required in connection with the business and affairs of the Corporation; provided, however, that Executive may use, disclose or divulge such information, knowledge or data that (i) was previously known by the Executive; or (ii) is or becomes generally available to the public through no wrongful act on Executive’s part; or (iii) becomes available to Executive from a person or entity other than the Corporation or its agents not bound by this or a similar agreement with the Corporation; and provided, further, that the provisions of this Paragraph 10 shall not apply to Executive’s know how to the extent utilized by him in subsequent employment so long as such employment is not in breach of this Agreement.

     11. Equitable Relief. The parties hereto acknowledge that Executive’s services are unique and that, in the event of a breach or a threatened breach by either party of any of its obligations under this Agreement, the other party will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by one party, the other party shall be entitled to such equitable and injunctive relief as may be available to restrain the first party and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.
     12. Survival of Provisions. Neither the termination of this Agreement, nor of Executive’s employment hereunder, shall terminate or affect in any manner any provision of this Agreement that is intended by its terms to survive such termination.
     13. Death; Disability. In the event that during the term of his employment by the Corporation Executive shall die or become Disabled (as such term is hereinafter defined) he or his estate, as the case may be, shall continue to receive the full amount of the base salary, as well as bonus and stock rights earned as at that time, to which he was theretofore entitled for the lesser of (i) one year or (ii) the remainder of the Term. Thereafter, Executive shall not be entitled to receive any further payments on account of his base salary until he shall cease to be Disabled and shall have resumed his duties hereunder and provided that the Corporation shall not have theretofore terminated this Agreement as hereinafter provided. This Agreement shall automatically terminate upon the death of Executive. The Corporation may terminate this Agreement and Executive’s employment hereunder at any time after Executive is Disabled, upon at least 30 days’ prior written notice. For the purposes of this Agreement, Executive shall be deemed to have become “Disabled” when (x) by reason of physical or mental incapacity, Executive is not able to perform a substantial portion of his duties hereunder for a period of 135 consecutive days or for 135 days in any consecutive 225-day period or (y) when Executive’s physician and a physician designated by the Corporation shall have determined that Executive shall not be able, by reason of physical or mental incapacity, to perform a substantial portion of his duties hereunder. In the event that such physicians are unable to agree on whether the Executive is Disabled pursuant to clauses (x) or (y) above, the matter shall be resolved by the determination of a third physician qualified to practice medicine in the United States of America and selected by the designated physicians. If Executive shall receive benefits under any disability policy maintained by the Corporation, the Corporation shall be entitled to deduct the amount equal to the benefits so received from base salary that it otherwise would have been required to pay to Executive as provided above.
     14. Termination for Cause. The Corporation may at any time upon written notice to Executive terminate Executive’s employment for Cause. For purposes of this Agreement, the following shall constitute “Cause”: (i) the willful and repeated failure of Executive to perform any material duties hereunder or gross negligence of Executive in the performance of such duties, and if such failure or gross negligence is susceptible of cure by Executive, the failure to effect such cure within 20 days after written notice of such failure or gross negligence is given to Executive; (ii) excessive use of alcohol or illegal drugs interfering with the performance of Executive’s duties hereunder; (iii) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law relating to Executive’s employment; (iv) the conviction of Executive of a felony; or (v) the breach by Executive of any other material provision of this Agreement, and if such breach is susceptible of cure by Executive, the failure to effect such cure within 30 days after written notice of such breach is given to Executive. For purposes of this Agreement, an action shall be considered “willful” if it is done intentionally, purposely or knowingly, distinguished from an act done carelessly, thoughtlessly or inadvertently. In any such event, Executive shall be entitled to receive his base salary to and including the date of termination. Should Executive in good faith dispute his termination for cause, he shall give prompt written notice thereof to the Corporation, in which event such dispute shall be submitted to and determined by arbitration in Washington, DC, before an arbitrator appointed pursuant to the rules of the American Arbitration Association (the “Arbitrator”). Such arbitration shall be conducted in accordance with the rules then obtaining of the American Arbitration Association. Any award or decision of the Arbitrator shall be conclusive in the absence of fraud and judgment thereon may be entered in any court having jurisdiction thereof. The costs of such arbitration shall be borne by the party against whom any award or decision is rendered. Executive shall not be entitled to receive any compensation for periods subsequent to his dismissal pursuant to this Paragraph 14. Any stock options or other benefits shall immediately cease and be cancelled at termination. Any vested portion of a stock option or other benefit may be exercised for a period of 30 days after termination.
     15. Termination for Employer Breach. Executive may upon written notice to the Corporation terminate this Agreement (a termination for “Employer Breach”) in the event of the breach, or threatened breach by the Corporation of any material provision of this Agreement, and if such breach relates to a provision of this Agreement and is susceptible of cure, the failure to effect such cure within 30 days after written notice of such breach is given to the Corporation. Nothing herein shall be construed as prohibiting the Executive from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.
     16. Insurance Policies. The Corporation shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Corporation, in such amounts as the Corporation shall determine in their sole discretion. In connection therewith, Executive shall, at such place or places as the Corporation may reasonably direct, submit himself to physical examinations on an annual basis (or more frequently) should an insurer or prospective insurer so require, and execute and deliver such documents as the Corporation may deem necessary to obtain such insurance policies.
     17. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and any other prior agreement between the Corporation and Executive with respect to the subject matter hereof is hereby superseded and terminated effective immediately and shall be without further force or effect. No amendment or modification shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.
     18. Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if and when delivered in person or by responsible overnight delivery service or sent by certified mail, return receipt requested, postage and fees prepaid as follows:
If to the Corporation, to:
Sundaresan Raja
9400 Key West Avenue
Rockville, MD 20850
CEO
If to Executive, at his address set forth above.
Any of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other parties given under this Paragraph 18. The date of the giving of any notice hand delivered or delivered by responsible overnight carrier shall be the date of its delivery and of any notice sent by mail shall be the date five days after the date of the posting of the mail.
     19. No Assignment; Binding Effect. Neither this Agreement, nor the right to receive any payments hereunder, may be assigned by Executive or the Corporation without the prior written consent of the other parties hereto. This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Corporation, their respective successors and permitted assigns.
     20. Waivers. No course of dealing or any delay on the part of the Corporation or Executive in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.
     21. Invalidity. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.
     22. Further Assurances. Each of the parties shall execute such documents and take such other actions as may be reasonably requested and agreed to by the other party to carry out the provisions and purposes of this Agreement in accordance with its terms.

     23. Attorneys’ Fees. If any action, suit or proceeding is filed by any party to enforce or rescind this Agreement or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue shall be entitled to recover with respect to such issue, in addition to costs, reasonable attorneys’ fees incurred in preparation or in prosecution or defense of such action, suit or proceeding as fixed by the arbitrator or trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys’ fees as fixed on appeal.
     24. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the terms of the State of New York, except that body of law relating to choice of laws.
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     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the day and year first above written.

AIRBEE WIRELESS, INC.
By Order of the Board of Directors

By:	/s/ Sundaresan Raja

Name:	Sundaresan Raja
Title:	CEO

EXECUTIVE

/s/ E. Eugene Sharer

E. Eugene Sharer

Exhibit A
Bonuses:

Guaranteed bonus:	$50,000 per annum
Performance bonus: up to a maximum of 150% of the then current base salary and evaluated on the following three categories and weighted as indicated

1. EBITDA (50%):	Targets as in financial projections

2. Revenue (40%):	Targets as in financial projections

3. Tracks acquired (10%):	Target: 8 per year
If achieve over 100% of target, then receive proportional amount to a limit of 150% of then current base salary;
If achieve 100% of target, then get 100% of category bonus;
If achieve 75% of target, then get 60% of category bonus;
If achieve 50% of target, then get 30% of category bonus
Performance bonus shall be subject to the approval by the Board of the bonus plan allocation each fiscal year
Stock options:
The corporation shall establish stock option plan(s) for employees, consultants and non employee directors which shall govern the issuance and award of options. All options previously granted are continued and are in full effect in accord with such Stock Option Agreement(s).
In the event that the Executive is terminated WITHOUT cause, all stock options in Item 1 above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.